Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Shell Share Plan 2023 of Shell plc of our reports dated March 8, 2023, with respect to the Royal Dutch Shell Dividend Access Trust financial statements and the effectiveness of internal control over financial reporting of the Royal Dutch Shell Dividend Access Trust included in Shell plc’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom

May 25, 2023